Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2012 relating to the consolidated statements of financial position of Royal Standard Minerals Inc. as at January 31, 2012 and 2011 and February 1, 2010 and the consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended January 31, 2012, appearing in the Amendment No. 1 to Annual Report on Form 20-F of Royal Standard Minerals Inc. for the year ended January 31, 2012.

/s/ MSCM LLP

Independent Registered Chartered Accountants

Toronto, Canada
June 26, 2012